Exhibit 10.37

English Translation

Sales and Purchase Agreement

Between

Chongqing Daqo New Energy Co., Ltd.

And

Yingli Green Energy Holding Company Limited

Agreement Number: DQYL2010080301

Signed at: Wanzhou, Chongqing

Date: August 3, 2010

Party A: Chongqing Daqo New Energy Co., Ltd.

Company’s Form: Limited Liability Company

Registered Address: Wanzhou Industrial Park, Chongqing

Legal Representative: Xu Guangfu

Bank of Deposit: China Construction Bank, Wanzhou Sub-branch

Account No.: 50001303600050207456

Tel: 023-64866666

Fax: 023-64866688

Party B: Yingli Green Energy Holding Company Limited

Company’s Form: Limited Liability Company

Registered Address: No. 3055 Middle Fuxin Road, Baoding

Legal Representative: Miao Liansheng

Bank of Deposit: China Construction Bank of Baoding City, Tianwei West Road Sub-branch (Baoding Tianwei Yingli New Energy Co., Ltd.)

Account No.: 13001665608050500212

Tel: 0312-8929868

Fax: 0312-8929800

Party B includes subsidiaries controlled by Yingli Green Energy Holding Company Limited, Baoding Tianwei Yingli New Energy Co., Ltd. and Yingli (China) New Energy Co., Ltd.

Pursuant to the Contract Law of the People’s Republic of China, on the basis of equality, voluntariness and fairness, under the principle of long-term cooperation and mutual development, Party A and Party B, through friendly negotiation, reached the following agreement: Party A shall be Party B’s most preferred domestic supplier, and Party B shall preferentially purchase polysilicon materials supplied by Party A, provided that the quality of such polysilicon materials supplied by Party A is of equal quality with the products of other suppliers. Given that Party B is a strategic partner for Party A, Party A shall provide Party B with high quality products on a preferential basis and shall provide Party B with price discounts over market prices. The parties shall abide by the following terms and conditions.

Article 1: Subject Matter

Solar grade polysilicon (hereinafter referred to as “Goods”)

Article 2: Quantity (ton), Price (RMB), Time of Supply and Method of Supply

2.1 Quantity, Time of Supply and Price

The amount to be supplied in 2011 and 2012 shall be 1,500 tons for each year. Among the 1,500 tons to be supplied in 2011, 1,000 tons shall be supplied at the long-term contract price and 500 tons shall be supplied in accordance with the then prevailing market price. The price for Goods to be supplied in 2012 shall be determined in mid-2011. Detailed price and time of supply shall be determined in accordance with purchase orders confirmed by both parties.

2.2 Method of Delivery

Party A shall supply Goods in batches every month. Each batch shall be no less than ten tons.

Article 3: Payment Terms

3.1 Both parties agree that Party B shall pay a portion of the advance payment for Goods to be supplied at the long-term contract price to Party A’s designated bank account before January 1, 2011. Such advanced payment shall be calculated as follows: the quantity of Goods shall be 1,000 tons and the assumed price shall be RMB7.9209 per kilogram (calculated at an exchange rate of USD1=RMB6.77), totaling to RMB7,920,900.00. The advance payment shall be deduced from payments for each batch of Goods to be supplied at the long-term contract price. Such deduction should be the result of the actual quantity of Goods shipped multiplied by the assumed price of RMB7.9209 per kilogram (calculated at an exchange rate of USD1 = RMB6.77).

3.2 Party B shall inspect and confirm the quality and quantity of Goods within 30 days upon receipt of the Goods and shall inform Party A in writing within such period should there be any disputes. Otherwise, it shall be deemed that the quantity and quality of Goods supplied by Party A have met all the standards and requirements agreed upon by both parties.

3.3 Party A shall provide Party B with the value added tax (“VAT”) invoice within 7 business days after Party B receives the Goods, and Party B shall make the full payment to Party A within 30 days upon receipt of the VAT invoice. The detailed payment method shall be determined in accordance with the purchase order.

Article 4: Requirements of Packaging and Marking and Delivery Terms

4.1 Packaging: the package shall be suitable for long distance highway transportation and Party A shall bear the cost of package.

4.2 Marking: Party A shall mark the name of manufacturer, lot number, specification, weight and date of production on the outside package and inside package as required by Party B.

4.3 Place of Delivery: delivery shall be made at the place designated by Party B.

4.4 Method of Delivery: Party A shall deliver the Goods to such location as designated by Party B.

4.5 Transfer of Title: title to the Goods, together with the risk of damage or loss, shall be transferred to Party B upon delivery.

Article 5: Quality Guarantee

5.1 The Goods to be supplied by Party A hereunder shall be solar grade no-clean polysilicon materials. The quality of such polysilicon materials shall comply with the following industrial standards: 60% of the Goods shall have N-type resistivity within the range of 50 to 100 ohm.cm and P-type resistivity within the range of 500 to 1,000 ohm.cm; and 40% of the Goods shall have N-type resistivity exceeding 100 ohm.cm and P-type resistivity exceeding 1,000 ohm.cm.

5.2 Party B shall inspect the quality of Goods within 15 days after receipt of Goods and notify Party A in writing of any quality deficiency n within the agreed period of time. Otherwise, Goods supplied by Party A shall be deemed to have met the quality requirements agreed upon by both parties.

Article 6: Effectiveness, Term and Termination of the Agreement

6.1 This Agreement shall take effect after it is signed and affixed with seal by the representatives of both parties.

6.2 If either party fails to perform its obligation under this Agreement and fails to make remedies for its non-performance or breach of obligation within 15 days after being required by the other party, the other party can terminate this Agreement by written notice.

6.3 The Articles of Confidentiality, Liability of Breach of Contract and Dispute Settlement shall survive termination, cancellation or invalidation of this Agreement.

Article 7: Liability of Breach of Contract

1) Party A’s Liability for Breach of Contract

7.1 If Party A fails to make delivery pursuant to the terms of this Agreement, Party A shall assume the corresponding liability for breach of contract.

7.2 If Party A fails to make delivery according to the schedule as set forth in the delivery notice letter and such delay will not remedied within 10 days, Party A shall be deemed to have breached this Agreement and shall pay the liquidated damages amounting to 0.1% of the total value of undelivered Goods each day to Party B, but such liquidated damages shall not exceed 5% of the total value of the undelivered Goods.

2) Party B’s Liability for Breach of Contract

7.3 If Party B fails to perform its obligations hereunder after this Agreement takes effect, Party B will assume the corresponding liability for breach of contract.

7.4 If Party B fails to take the delivered Goods within the terms as agreed by the parties and delays for 10 days, Party B shall be deemed to have breached this Agreement and shall pay the liquidated damages amounting to 0.1% of the value of the untaken Goods each day to Party A, but such liquidated damages shall not exceed 5% of the total value of the untaken Goods.

3) Miscellaneous

7.5 If both parties agree to change or terminate this Agreement through negotiation, such change or termination shall not be considered a breach of contract.

7.6 For economic indemnifications such as liquidated damages and compensations, the breaching party shall make remittance to the other party within 10 days after the liability is clearly allocated.

7.7 Other matters shall be solved in accordance with the Contract Law of the People’s Republic of China.

Article 8: Confidentiality

8.1 Both parties shall keep strict confidentiality of the following information:

1)	Existence of the business relationship under this Agreement;

2)	The terms and conditions of this Agreement and its negotiation;

3)	The subject matter and quantity hereunder; and

4)	All the commercial and technical information involved in the performance of this Agreement.

except for information disclosed pursuant to Article 8.2 hereof shall be excluded.

8.2 The information set forth in Article 8.1 can only be disclosed in the following circumstances:

1)	Compulsory requirements under applicable laws;

2)	Compulsory requirements of any competent government agency or supervisory authority;

3)	Disclosed by either party to the professional consultant or lawyer under the premise that the latter undertakes to keep confidential (if any);

4)	The information enters into the public domain due to the fault of neither party; or

5)	Both parties give a written consent in advance.

Article 9: Force Majeure

9.1 Force Majeure refers to unforeseeable, unpreventable and unavoidable events after this Agreement takes effect, such as earthquake, typhoon, flood, fire, snowstorm and war, directly affecting the continuous performance of this Agreement.

9.2 The affected party shall inform the other party of the reason for non-performance or incomplete performance of this Agreement immediately so as to alleviate the losses that may be caused to the other party; the affected party shall also provide the detailed information of the force majeure and the evidence of proof issued by a competent authority within fifteen days. The breaching party shall thereafter be allowed to delay performance, partial performance or non performance of this Agreement and shall be partially or completely exempted from the liability for breach of this Agreement according to the actual situations.

Article 10: Dispute Settlement

10.1 All matters and disputes relating to this Agreement shall be governed by and subject to the laws of the People’s Republic of China.

10.2 Any dispute arising from the interpretation or performance of this Agreement between both parties shall be settled through friendly negotiations first. If such negotiation fails to reach an agreement within thirty days, either party may bring lawsuit to the People’s court where the plaintiff locates.

10.3) Except for the matters under dispute, both parties shall continue to exercise other rights and perform other obligations under the Agreement during the period of occurrence and settlement of dispute.

Article 11: Miscellaneous

11.1 This Agreement shall be executed in two counterparts in Chinese and each party shall hold one counterpart. This Agreement and its annex constitute the entire agreement agreed upon by the parties in relation with the subject of this Agreement.

11.2 This Agreement shall take effect upon execution.

11.3 The annex to the Agreement shall be an integral part of the Agreement and shall have the same legal effect as the body of this Agreement. In the event of any conflict between the body of this Agreement and the annex, the terms of the body of this Agreement shall prevail.

11.4 Anything not included herein shall be supplemented with supplemental agreements through friendly negotiation by both parties. The supplemental agreements shall enjoy the same legal effect as this Agreement.

Party A: (Seal) Chongqing Daqo New Energy Co., Ltd.

Signature of the Representative:

Date:

Party B: (Seal) Yingli Green Energy Holding Company Limited

Signature of the Representative:

Date: August 11, 2010